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                                                             EXHIBIT 11



                                                     SIERRA MONITOR CORPORATION

                                                  NET INCOME PER SHARE COMPUTATIONS

                                            YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
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                                                                                      (All amounts in thousands except per share)
                                                                                        1996               1995               1994
                                                                                       -------            -------            -------
Weighted average shares outstanding

        Common Stock                                                                    10,333             10,266             10,246

        Common Stock equivalents - options                                                 398                232                168
                                                                                       -------            -------            -------

        Total weighted average shares outstanding                                       10,731             10,499             10,414
                                                                                       =======            =======            =======

Net income                                                                             $   149            $    18            $   517
                                                                                       =======            =======            =======

Net income per share                                                                   $  0.01            $  0.00            $  0.05
                                                                                       =======            =======            =======


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